de Castro, p.c.
_________________________________________________________________________________________
Attorneys & Counselors

Audie J. de Castro, Shareholder
Stanley M. Moskowitz, Of Counsel *
Carlos T. Dequina, Of Counsel

*Admitted in New York only

June 12, 2007

Pacific Software, Inc.
Mr. Marinus Jellema, President
6517 Gerke Place
Nanaimo BC, Canada V9V 1V8

Mr. Jellema,

We refer to the Registration Statement on Form SB-2, filed by Pacific Software, Inc., a Nevada corporation (the "Company"), with the United States Securities and Exchange Commission under the Securities Act of 1933, relating to the offer by the Company of 300,000 shares of common stock, $0.001 par value (the "Stock").

As counsel to the Company, we have examined such corporate records and documents as we have deemed necessary or appropriate for the purposes of this opinion. In such examinations, we have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to me as copies. As to various questions of fact material to this opinion, we have relied upon statements and certificates of officers and representatives of the Company.

Upon the basis of this examination, we are of the opinion that the 300,000 Shares of Stock have been validly authorized. Upon receipt of full payment for the shares of Stock in accordance with the terms and conditions of the Subscription Agreements referenced in the Registration Statement, the Shares will be legally issued, fully paid, and are non-assessable.

With your permission, we have assumed that the provisions of the Nevada Revised Statutes are substantially the same as the California Corporations Code with respect to the subject matter of this opinion. We are licensed to practice law in the State of California and express no opinion as to any laws other than those of the State of California and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Stock for offer and sale in those states, and further consent to statements made in the Registration Statement regarding our firm and use of our name under the heading "Legal Matters" in the Prospectus constituting a part of such Registration Statement.

309 Laurel Street - San Diego, CA 92101 - Telephone: (619) 702-8690 - Facsimile: (619) 702-9401
www.decastropc.com

Audie J. de Castro
Pacific Software, Inc.
June 12, 2007

Sincerely,
/s/ de Castro, P. C.